UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2013 (July 29, 2013)

Lightstone Value Plus Real Estate Investment Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

On July 29, 2013, Lightstone Value Plus Real Estate Investment Trust II, Inc. (“LVPR II”), through certain subsidiaries, entered into a loan agreement (the “Loan Agreement”) with Barclays Bank PLC (“Barclays”) for approximately $24.4 million.  The Loan Agreement has a term of five years with a maturity date of August 6, 2018, bears interest at 4.94%, and requires monthly principal and interest payments of approximately $142,000 through its stated maturity.

The Loan Agreement is cross-collateralized by four hotel properties consisting of one SpringHill Suites Hotel located in Peabody, Massachusetts, and three TownePlace Suites Hotels located in Metairie, Louisiana, Little Rock, Arkansas and Fayetteville, Arkansas, respectively.

Approximately $11.1 million of the financing proceeds were used to repay the outstanding balances on two mortgages secured by the TownePlace Suites Hotel located in Metairie and the SpringHill Suites Hotel located in Peabody and $4.0 million was used to repay the outstanding balance of a demand note due to Lightstone Value Plus Real Estate Investment Trust, Inc. Additionally, approximately $1.0 million was held in escrow and is reserved for property improvements, repairs and real estate taxes and LVPR II paid approximately $400,000 in fees. The remaining financing proceeds of approximately $7.9 million may be used for acquisitions, capital expenditures, working capital and other general corporate funding purposes, including distributions.

Item 2.03	Creation of a Direct Financial Obligation of a Registrant

The discussion contained in "Item 1.01 Entry into a Material Definitive Agreement" of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: August 2, 2013	By:	/s/ Donna Brandin
Donna Brandin Chief Financial Officer and Treasurer